EXHIBIT 11


                     FRED MEYER, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In thousands, except per share amounts)
                                (Unaudited)


                                                        16 Weeks Ended
                                                        --------------
                                                     May 25,       May 20,
                                                       1996          1995
                                                    -------       -------

Weighted average number of shares
   outstanding.....................................  26,706        26,633

Weighted average number of shares
   under option....................................   3,722         2,988

Shares assumed to have been purchased
   under the treasury stock method.................  (1,889)       (1,156)
                                                    -------        ------

Weighted average number of common and
   common equivalent shares outstanding............  28,539        28,465
                                                     ======        ======

Net income.........................................  $9,444        $3,083
                                                     ======        ======

Earnings per common share..........................    $.33          $.11
                                                       ====          ====